Exhibit 4.1

[co-branding logo]

Great-West Life & Annuity Insurance Company

A Stock Company

[8515 East Orchard Road	Greenwood Village, CO 80111]

For service, call [1-800-537-2033 (extension 73343)]

Group Fixed Deferred Annuity Contract

Non-Participating

CONTRACTHOLDER	[ABC Company]

PLAN SPONSOR	[ABC Company]

PLAN	[ABC Defined Compensation Plan]

CONTRACT NUMBER	[12345-01]

CONTRACT DATE	[January 1, 2011]

Great-West Life & Annuity Insurance Company (“Great-West”) agrees to pay annuity benefits on behalf of GLWB Participants who choose an annuity payment option under this Group Fixed Deferred Annuity Contract (the “Contract”).  The provisions on the following pages, together with the Application for this Contract, are part of this Contract.

Signed for Great-West Life & Annuity Insurance Company and effective on the Contract Date.

This Contract is a legal contract between Contractholder, Plan Sponsor and Great-West Life & Annuity Insurance Company.  PLEASE READ THIS CONTRACT CAREFULLY.

This Contract has no cash value or surrender value.

This Contract does not pay dividends or death benefits.

[20 day Free Look Certificate holder may return their certificate within 20 days of its mailing and have all Contributions and Deposits refunded to him/her, if, after examination, the certificate holder is not satisfied with it for any reason.]

TABLE of CONTENTS

SECTION 1: DEFINITIONS		4
SECTION 2: OWNERSHIP PROVISIONS		7
2.01	OWNERSHIP OF THE CONTRACT; RIGHTS OF PLAN SPONSOR AND CONTRACTHOLDER	7
2.02	TRANSFER AND ASSIGNMENT	7
SECTION 3: GLWB ELECTION		8
3.01	GLWB ELECTION	8
3.02	GLWB INVESTMENT RESTRICTIONS	8
3.03	GLWB TERMINATION DUE TO THE BENEFIT BASE REDUCING TO ZERO	8
SECTION 4: THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE		9
4.01	INITIAL BENEFIT BASE	9
4.02	ADDITIONAL CONTRACT CONTRIBUTIONS	9
4.03	ANNUAL ADJUSTMENTS TO BENEFIT BASE	9
4.04	EFFECT OF DISTRIBUTIONS AND TRANSFERS DURING THE ACCUMULATION PHASE	9
4.05	LOANS	10
4.06	QDROS DURING ACCUMULATION PHASE	10
4.07	DEATH DURING ACCUMULATION PHASE	10
SECTION 5: WITHDRAWAL PHASE		11
5.01	CALCULATION OF GUARANTEED ANNUAL WITHDRAWAL	11
5.02	INSTALLMENT FREQUENCY OPTIONS	11
5.03	EFFECT OF INSTALLMENTS ON COVERED FUND VALUE	12
5.04	RATCHET TO BENEFIT BASE DURING THE WITHDRAWAL PHASE	12
5.05 OPTIONAL RESETS OF THE GUARANTEED ANNUAL WITHDRAWALS DURING THE WITHDRAWAL PHASE		12
5.06	EFFECT OF EXCESS WITHDRAWALS DURING THE WITHDRAWAL PHASE	13
5.07	CHANGE OF INSTALLMENT FREQUENCY DURING WITHDRAWAL PHASE	13
5.08	QDROS DURING WITHDRAWAL PHASE	13
5.09	VESTING	14
5.10	PAYMENTS ON DEATH DURING WITHDRAWAL PHASE	15
SECTION 6: SETTLEMENT PHASE		16
6.01	CONTRACT RIGHTS AND BENEFITS	16
6.02	FEES	16
6.03	INSTALLMENTS	16
6.04	QDROS DURING THE SETTLEMENT PHASE	16
6.05	DEATH DURING THE SETTLEMENT PHASE	16
SECTION 7: BENEFIT BASE CAP		17
SECTION 8: REQUIRED MINIMUM DISTRIBUTION		18
SECTION 9: GUARANTEE BENEFIT FEE		19
SECTION 10: CONTRACT TERMINATION		20
SECTION 11: GENERAL PROVISIONS		21
11.01	CONTRACT	21
11.02	CERTIFICATE	21
11.03	ENTIRE CONTRACT	21
11.04	CONTRACT MODIFICATION	21
11.05	MODIFICATION OF COVERED FUNDS	21
11.06	PLAN PROVISIONS	21
11.07	NON-PARTICIPATING	21
11.08	CURRENCY AND CONTRACT CONTRIBUTIONS	21
11.09	NOTICES OR OTHER COMMUNICATIONS	22
11.10	DISCLAIMER	22
11.11	REPRESENTATIONS	22
11.12	NON-WAIVER	22
11.13	APPLICABLE TAX	22
11.14	INFORMATION	22
11.15	ROLLOVERS	22

SECTION 12: ANNUITY PAYMENT OPTIONS		23
12.01	EFFECT OF ANNUITIZATION	23
12.02	ANNUITY PAYMENT OPTIONS	23
12.03	ELECTION OF ANNUITY OPTIONS	23
SECTION 13: MISSTATEMENT OF AGE OR DEATH		24

SECTION 1: DEFINITIONS

Account — A separate record maintained by the Plan Sponsor or its designee in the name of each GLWB Participant which reflects his or her interests in the assets in both Covered Fund(s) and other investment options in the Plan.

Accumulation Phase — The period of time between the Election Date and the Initial Installment Date.

Administrative Offices — [8515 East Orchard Road, Greenwood Village, CO  80111.]

Alternate Payee — Any spouse, former spouse, child or other dependent of a Plan Participant or any other person recognized under applicable law who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefit payable under a Plan with respect to such Plan Participant.

Annuitant — The person upon whose life the payment of an annuity is based.

Annuity Commencement Date — the date that annuity payments begin to an Annuitant.

Applicable Tax — The amount of tax, if any, charged by a state or other governmental authority.

Attained Age — The GLWB Participant’s age on a Ratchet Date.

Beneficiary — A person or entity designated by the Account holder or under the terms of the Plan to receive all or a portion of the Account upon the death of the Account holder.

Benefit Base — The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal.  The Benefit Base increases dollar-for-dollar upon any Contract Contribution and is reduced proportionately for an Excess Withdrawal.  The Benefit Base can also increase with positive market performance on the Ratchet Date.  Each Covered Fund will have its own Benefit Base.  A Covered Fund Benefit Base cannot be transferred to another Covered Fund.

Business Day — Any day, and during the hours, on which the New York Stock Exchange is open for trading.  In the event that a date falls on a non-Business Day, the date of the preceding Business Day will be used.

Code — The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Contract.

Contract Contributions — GLWB Participant directed amounts received and allocated to the GLWB Participant’s Covered Fund(s) including rollovers as defined under Section 402 of the Code and Transfers.  Reinvested dividends, capital gains, and settlements arising from the Covered Fund(s) will not be considered Contract Contributions for the purpose of calculating the Benefit Base but will affect the Covered Fund Value.

Contract Date — The date the Contract is issued.

Covered Fund — Interests in the mutual fund(s) held in the Account designed for the GLWB, as follows:

•                  [Maxim SecureFoundationSM Balanced Portfolio]

•                  [Maxim SecureFoundation SM Lifetime Portfolios]

•                  Any other fund as approved by Great-West for the GLWB

Covered Fund Value — The aggregate value of each Covered Fund held in the Account.

Covered Person(s) — For purposes of this Contract, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based.  If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life.  A joint Covered Person must be the GLWB Participant’s spouse and the 100% primary beneficiary under the Plan.

Distributions — Amounts paid to a GLWB Participant from a Covered Fund pursuant to the terms of the Plan and the Code.

Election Date — The date on which the Plan Participant, Alternate Payee or Beneficiary elects the GLWB option in the Contract and pursuant to the terms of the Covered Fund(s) prospectus or disclosure document.  The Election Date shall be the date upon which the initial Benefit Base is calculated.

ERISA — Employee Retirement Income Security Act.

Excess Withdrawal — An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase or any amount combined with all other amounts that exceeds the annual GAW during the Withdrawal Phase.  The Excess Withdrawal reduces the Benefit Base, pursuant to Section 4.04 and Section 5.06.  Neither the Guarantee Benefit Fee nor any other fees and charges assessed against the Covered Fund, as directed by Plan Sponsor and as agreed to by Great-West, shall be treated as a Distribution or Excess Withdrawal for this purpose.

GLWB Participant — A Plan Participant, Alternate Payee or Beneficiary who is:  (i) eligible to elect the GLWB, pursuant to the Covered Fund prospectus or disclosure document; (ii) invested in a Covered Fund(s); and (iii) a Covered Person.

Great-West — Great-West Life & Annuity Insurance Company, located at the Administrative Offices.

Guaranteed Annual Withdrawal (GAW) — The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Contract.

Guaranteed Annual Withdrawal Percentage (GAW%) —The percentage of the Benefit Base that determines the amount of the GAW.  This percentage is based on the age of the Covered Person(s) at the time of the first Installment.  If there are two Covered Persons the percentage is based on the age of the younger Covered Person, pursuant to Section 5.01.

Guarantee Benefit Fee — The fee described in Section 9 of the Contract.

Guaranteed Lifetime Withdrawal Benefit (GLWB) — A payment option offered by the Plan that pays Installments during the life of the Covered Person(s).  The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual or annual Installments that in total over a twelve month period equal the GAW.

Initial Installment Date —The date of the first Installment under the GLWB, which must be a Business Day.

Installments — Periodic payments of the GAW made pursuant to Section 5.02.

Installment Frequency Options — The options listed in Section 5.02.

Plan — The name of the plan as noted on the first page of the Contract.

Plan Participant — An individual eligible to participate in the Plan.

Plan Sponsor — An entity maintaining the Plan on behalf of Participants, Alternate Payees and Beneficiaries.

Qualified Domestic Relations Order (QDRO) — A domestic relations order that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a GLWB Participant and that complies with the requirements of the Code and ERISA, if applicable, and that is approved by the Plan.

Ratchet — An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 4.03 and Section 5.04.

Ratchet Date — During the Accumulation Phase, the Ratchet Date is the anniversary of the GLWB Participant’s Election Date and each anniversary thereafter.  During the Withdrawal Phase, the Ratchet Date is the Initial

Installment Date and each anniversary thereafter.  If any anniversary in the Accumulation and Withdrawal Phase is a non-Business Day, the Ratchet Date shall be the preceding Business Day for that year.

Request — An inquiry or instruction in a form satisfactory to Great-West.  A valid Request must be: (i) received by Great-West at the Administrative Office in good order; and (ii) submitted in accordance with the provisions of this Contract, or as required by Great-West.  The Request is subject to any action taken by Great-West before the Request was processed.

Reset — An optional GLWB Participant election during the Withdrawal Phase in which the current GAW Percentage and Benefit Base may be changed to the GLWB Participant’s Attained Age GAW Percentage and Covered Fund Value on the Ratchet Date.

RMD — Required Minimum Distribution, as described in Section 8.

Settlement Phase —The period when the Covered Fund Value has reduced to zero, but the Benefit Base is positive. Installments continue under the terms of the Contract.

Transfer — The reinvestment or exchange of all or a portion of the Covered Fund Value to or from a Covered Fund to: (i) another Covered Fund; or (ii) another investment option offered under the Plan.

Withdrawal Phase — The period of time between the Initial Installment Date and the first day of the Settlement Phase.

SECTION 2: OWNERSHIP PROVISIONS

2.01        OWNERSHIP OF THE CONTRACT; RIGHTS OF PLAN SPONSOR AND CONTRACTHOLDER

The Contractholder is the owner and is identified on the first page of the Contract.  The Plan Sponsor and the Contractholder have certain rights and privileges as set forth under this Contract.  A Participant’s, Alternate Payee’s or Beneficiary’s vested interest in his or her Account is nonforfeitable, pursuant to Code section 403(b)(1)(C) and Treas. Reg. § 1.403(b)-3(a)(2).

2.02        TRANSFER AND ASSIGNMENT

The interests of the Contractholder and Plan Sponsor in this Contract may not be transferred, sold, assigned, pledged, charged, encumbered, or in any way alienated; however, if the Plan is consolidated or merged with another plan or if the assets and liabilities of the Plan are transferred to another plan, the Contract may be assigned to the new Plan Sponsor and/or trustee.

SECTION 3: GLWB ELECTION

3.01        GLWB ELECTION

An individual eligible to become a GLWB Participant makes a GLWB election by investing in a Covered Fund through a Great-West approved method and pursuant to the terms of the Covered Fund prospectus or disclosure document.  Such individual may elect the GLWB on any Business Day on or after the Contract Date as long as he or she is younger than age 85 on the Election Date.  Great-West will record an Election Date for each GLWB Participant.

3.02        GLWB INVESTMENT RESTRICTIONS

The GLWB applies only to the Covered Fund Value subject to Section 7 of the Contract.

3.03        GLWB TERMINATION DUE TO THE BENEFIT BASE REDUCING TO ZERO

The GLWB is cancelled when the GLWB Participant causes the Covered Fund Value or Benefit Base to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals.  If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate.  The GLWB Participant shall not make a subsequent Transfer into the same Covered Fund until at least ninety (90) calendar days after the termination, but other Contract Contributions will be allowed, at which point a new Election Date would be recorded.  In this situation, the Benefit Base will be based on the current Covered Fund Value on the date the new GLWB is established.

SECTION 4: THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

4.01        INITIAL BENEFIT BASE

The Initial Benefit Base is the sum of all Contract Contributions initially allocated to the Covered Fund(s) on the Election Date.

4.02        ADDITIONAL CONTRACT CONTRIBUTIONS

Additional Contract Contributions may be allocated to the Covered Fund(s) only during the Accumulation Phase.  Additional Contract Contributions made any time after the Election Date will increase the Benefit Base dollar-for-dollar.  Each GLWB Participant’s salary reduction Contract Contributions are limited to the amount permitted under Code section 402(g).  The Contractholder or a GLWB Participant, as applicable, must Request that any excess salary reduction Contract Contributions be distributed in a timely manner in accordance with the Code; such Distribution will be an Excess Withdrawal as provided in 4.04 below.  Great-West reserves the right to refuse additional Contract Contributions, at any time and for any reason.  If Great-West refuses additional Contract Contributions, the GLWB Participant shall retain all other rights under the Contract.

4.03        ANNUAL ADJUSTMENTS TO BENEFIT BASE

On each Ratchet Date during the Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

(a) the current Benefit Base; or

(b) the current Covered Fund Value.

4.04        EFFECT OF DISTRIBUTIONS AND TRANSFERS DURING THE ACCUMULATION PHASE

Any Transfer out of a Covered Fund(s) by the GLWB Participant during the Accumulation Phase will be an Excess Withdrawal.  If GLWB Participant Transfers any asset out of a Covered Fund(s), he or she shall be prohibited from making any Transfer into the same Covered Fund(s) for at least ninety (90) calendar days.

At the time of any partial or periodic Distribution, if the Covered Person(s) is [55] years of age or older, the GLWB Participant may elect to begin receiving Installments and establish his or her GAW% at that time. If the GLWB Participant chooses not to establish the GAW%, the Distribution will be treated as an Excess Withdrawal.  If the Covered Person(s) is not yet [55] years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal.  The Benefit Base will be reduced by the ratio of the Covered Fund Value after the Excess Withdrawal to the previous Covered Fund Value.

Any Distribution from the Covered Fund(s) required to satisfy any contribution limitation imposed by the Code or ERISA, if applicable, on the Plan, or the GLWB Participant as a Plan Participant, will be an Excess Withdrawal at all times.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and other tax implications.

Numerical Example

Excess Withdrawals during the Accumulation Phase are illustrated as follows:

Covered Fund Value before the Excess Withdrawal adjustment = $50,000

Benefit Base = $100,000

Excess Withdrawal amount: $10,000

Covered Fund Value after adjustment= $50,000 – $10,000 = $40,000

Covered Fund Value adjustment = $40,000/$50,000 = 0.80

Adjusted Benefit Base = $100,000 x 0.80 = $80,000

4.05        LOANS

During the Accumulation Phase, a GLWB Participant may elect to take a loan on his or her Account, if allowed by the Plan and the Code.  Any amount withdrawn from the Covered Fund Value to fund the loan will be treated as an Excess Withdrawal.  Loan repayments to the Covered Fund will increase the Benefit Base dollar-for-dollar and are invested in the Covered Fund dollar-for-dollar.  If the loan reduces the Covered Fund Value to zero, a GLWB Participant cannot make any Transfer into the same Covered Fund for at least ninety (90) calendar days after the loan but he or she may continue to make other Contract Contributions into the Covered Fund and establish a new Election Date.  To the extent a GLWB Participant has an outstanding Plan loan affecting Covered Fund Value, GLWB Participant must repay the Plan loan before Installments can begin.  Plan loans cannot be made from Covered Fund Value during Withdrawal Phase.

4.06        QDROS DURING ACCUMULATION PHASE

A Request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by the Plan Sponsor, except as otherwise agreed.  Great-West will make payment to the Alternate Payees and/or establish an Account on behalf of the Alternate Payees named in such order.  The Alternate Payees shall be treated as a surviving spouse for purposes of Code section 401(a)(9) and shall be responsible for submitting a Request to begin Distributions in accordance with the Code.

If an Alternate Payee is the GLWB Participant’s spouse during Accumulation Phase, he or she may elect to become a GLWB Participant, either by maintaining the current Benefit Base of the previous GLWB Participant, divided pursuant to the terms of the QDRO or establishing a new Benefit Base based on the current Covered Fund Value on the date his or her Account is established and he or she will continue as a GLWB Participant.  If Alternate Payee elects to maintain the current Benefit Base, the Benefit Base will be divided between GLWB Participant and the Alternate Payee in the same proportion as their respective Covered Fund Values pursuant to the terms of the QDRO.  In either situation, the Alternate Payee’s Election Date shall be the date the Account is established.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base (or proportionate share) but may elect to establish a new GLWB.  The Benefit Base and Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Alternate Payee becomes a GLWB Participant, he or she will be subject to all terms and conditions of the Contract, the Plan and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

4.07        DEATH DURING ACCUMULATION PHASE

If a GLWB Participant dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the Plan (unless an election is made by a spouse Beneficiary as provided in this section).  A spouse Beneficiary may elect to become a new GLWB Participant and maintain the deceased GLWB Participant’s current Benefit Base (or proportionate share if multiple Beneficiaries) as of the date of death.  A spouse Beneficiary also has the option to establish an Account with a new Benefit Base based on the current Covered Fund Value on the date the Account is established.  In either situation, the spouse Beneficiary shall become a GLWB Participant and the Ratchet Date will be the new Election Date when his or her Account is established.

A non-spouse Beneficiary cannot elect to maintain the current Benefit Base (or proportionate share) but may elect to establish a new GLWB.  The Benefit Base and Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Beneficiary becomes a GLWB Participant, he or she will be subject to all terms and conditions of the Contract, the Plan and the Code.

Any election made by Beneficiary pursuant to this section is irrevocable.

SECTION 5: WITHDRAWAL PHASE

5.01        CALCULATION OF GUARANTEED ANNUAL WITHDRAWAL

The GAW is calculated by multiplying the Benefit Base by the GAW%, based on the age of the Covered Person(s) on the Initial Installment Date.   If a Request is made to begin Installments, Great-West shall compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date.  If the Covered Fund Value exceeds the Benefit Base, the Covered Fund Value shall become the Benefit Base and the GAW shall be based on that amount.

The GLWB Participant must provide information sufficient for Great-West to determine the age of each Covered Person.  Installments shall not begin and an Initial Installment Date shall not be recorded until Great-West receives appropriate information about the Covered Person(s) in good order and in manner reasonably satisfactory to Great-West.

Single Covered Person: GAWs shall not begin until a single Covered Person attains age [55] and has a distributable event under the Plan and the Code.

Joint Covered Person: If there are two Covered Persons, GAWs may not begin until both Covered Persons reach age [55] and there is a distributable event under the Plan and the Code.  If the GLWB Participant elects to declare his or her spouse as a joint Covered Person, the election is irrevocable and the GAW % will be determined by the age of the younger life on the Initial Installment Date, and the spouse must be the GLWB Participant’s sole Beneficiary.

Any Distribution taken before the youngest Covered Person attains age [55] shall be considered an Excess Withdrawal, pursuant to Section 4.04.

No Contract Contributions shall be made to the Covered Fund(s) on and after the Initial Installment Date.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and other tax implications.

The GAW is based on a percentage of the Benefit Base pursuant to the following schedule:

Single Covered Person	Joint Covered Person

[3.0% - 5.0%] for life at ages [55-64]	[2.50% - 4.50%] for youngest joint life at [55-64]
[4.0% - 6.0%] for life at ages [65-69]	[3.50% - 5.50%] for youngest joint life at [65-69]
[5.0% - 7.0%] for life at ages [70-79]	[4.50% - 6.50%] for youngest joint life at [70-79]
[6.0% - 8.0%] for life at ages [80+]	[5.50% - 7.50%] for youngest joint life at [80+]
[X% for life at ages X]	[X% for youngest joint life at X]

The Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 5.02.

5.02        INSTALLMENT FREQUENCY OPTIONS

Installment Frequency Options are as follows:

(a) Annual — the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

(b) Semi-Annual — half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

(c) Quarterly — one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

(d) Monthly — one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.

If an Installment is scheduled to be made on a non-Business Day, the Installment shall be paid on the immediately preceding Business Day.

5.03        EFFECT OF INSTALLMENTS ON COVERED FUND VALUE

Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.

5.04        RATCHET TO BENEFIT BASE DURING THE WITHDRAWAL PHASE

On each Ratchet Date, the Benefit Base automatically adjusts to the greater of:

(a) the current Benefit Base; or

(b) the current Covered Fund Value.

GAWs will adjust annually on the Ratchet Date based on the new Benefit Base.

5.05        OPTIONAL RESETS OF THE GUARANTEED ANNUAL WITHDRAWALS DURING THE WITHDRAWAL PHASE

Annually a GLWB Participant may Request a Reset of the GAW during the Withdrawal Phase at least thirty (30) calendar days prior to the Ratchet Date.  If requested, Great-West shall multiply the Covered Fund Value as of the Ratchet Date by the GAW% (based on GLWB Participant’s Attained Age) and determine if it is higher than the current Benefit Base multiplied by the current applicable GAW%.  If so, the current GAW% will change to the Attained Age GAW% and the Benefit Base will change to the current Covered Fund Value as of the Ratchet Date.   If it does not, the Reset shall be void but a Ratchet may still occur.  If the Reset takes effect, it will be effective on the Ratchet Date as the Ratchet Date does not change due to Reset.

Example:                                             If                                     (Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) >

(Current GAW %) x (Current Benefit Base)

Then                    (Attained Age GAW %) x (Covered Fund Value as of Ratchet Date) becomes new GAW and

(Covered Fund Value) = (New Benefit Base)

Numerical Example When Reset is Beneficial:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $120,000

Current Benefit Base = $125,000

Current GAW% before Ratchet Date:  4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200

So                                  New GAW Amount is $7,200

New Benefit Base is $120,000

New GAW% is 6%

Numerical Example When Reset is NOT Beneficial:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $75,000

Current Benefit Base = $125,000

Current GAW % before Ratchet:  4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500

So           Because $4,500 is less than current GAW of $5,000, no Reset

5.06        EFFECT OF EXCESS WITHDRAWALS DURING THE WITHDRAWAL PHASE

After the Initial Installment Date, a Distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal.    The Benefit Base and GAW will be reduced by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

If an Excess Withdrawal occurs, the GAW and current Benefit Base shall be adjusted on the next Ratchet Date.

Numerical Example:

Covered Fund Value before GAW = $55,000

Benefit Base = $100,000

GAW %: 5%

GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000
Excess Withdrawal = $10,000 – $5,000 = $5,000

Covered Fund Value after GAW = $55,000 – $5,000 = $50,000

Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000

Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90

Adjusted Benefit Base = $100,000 x 0.90 = $90,000

Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

5.07        CHANGE OF INSTALLMENT FREQUENCY DURING WITHDRAWAL PHASE

The GLWB Participant may Request to change the Installment Frequency Option starting on each Ratchet Date during the Withdrawal Phase.

At any time during the Withdrawal Phase, the GLWB Participant receiving Installments more frequently than annually may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that year.  It is GLWB Participant’s responsibility to Request the suspension of the remaining Installments that are scheduled to be paid during the year until the next Ratchet Date and to re-establish Installments that will commence upon the next Ratchet Date, if applicable.  If the GLWB Participant chooses not to suspend remaining Installments for the year, an Excess Withdrawal may occur.  If the GLWB Participant does not elect to recommence Installments at least thirty (30) calendar days prior to Ratchet Date, no additional Installments shall be made until GLWB Participant notifies Great-West at least thirty (30) calendar days prior to the next Ratchet Date.  GLWB Participant’s Withdrawal Phase Ratchet Date shall remain in effect while Installments are suspended.

5.08        QDROS DURING WITHDRAWAL PHASE

A Request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by Plan Sponsor, except as otherwise agreed.  Great-West will make payment to the Alternate Payees and/or establish an Account on behalf of the Alternate Payees named in such order.  The Alternate Payees shall be treated as a surviving spouse for purposes of Code section 401(a)(9) and shall be responsible for submitting a Request to begin Distributions in accordance with the Code.

Pursuant to the instructions in the QDRO, if there is a single Covered Person, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the QDRO.  GLWB Participant may continue to receive the proportional GAWs after the accounts are split.  If the Alternate

Payee is the GLWB Participant’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Participant pursuant to the provisions of Section 4.06.

Pursuant to the instructions in the QDRO, if there are two Covered Persons, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Value as of the effective date of the QDRO.  GLWB Participant may continue to receive the proportional GAWs after the accounts are split, based on the amounts calculated pursuant to the joint Covered Person GAW%.  If the Alternate Payee is the GLWB Participant’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to continue proportionate GAWs in the Withdrawal Phase based on the amounts calculated pursuant to the joint Covered Persons GAW% in Section 5.01 after the accounts are split.   A new Ratchet Date will be established for the Alternate Payee on the date the Accounts are split.  Pursuant to Section 5.05, the GLWB Participant and Alternate Payee can each elect a Reset based on the person’s own Attained Age GAW% for joint Covered Persons.

In the alternative, the Alternate Payee may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base or GAW but may elect to establish a new GLWB.  The Benefit Base and Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Alternate Payee becomes a GLWB Participant, he or she will be subject to all terms and conditions of the Contract, the Plan and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

5.09        VESTING

The GAW for a GLWB Participant who is employed, but not fully vested under the Plan, will be based on such GLWB Participant’s vested portion of the Benefit Base, as determined by dividing the vested portion of each Covered Fund by the total Covered Fund Value.  As the GLWB Participant continues to vest, the GAW is proportionately adjusted to reflect additional vested amounts of Covered Fund Value on each Ratchet Date.  Should the GLWB Participant not become fully vested because of severance from service or any other reason, any unvested Covered Fund Value shall be returned to the Plan’s forfeiture account and the Benefit Base will adjust proportionately.

Numerical Example:

•    GLWB Participant information:

•                  $100,000 Benefit Base

•                  GAWs start at age 62: GAW% at 5%

•                  Vesting percent at age 62: 50%

•                  Vesting percent at age 63: 60%

•                  Vesting percent at age 64: 70%

•    Guaranteed Annual Withdrawal:

•                  Age 62: $100,000 x 5% x 50% = $2,500

•                  Age 63: $100,000 x 5% x 60% = $3,000

•                  Age 64: $100,000 x 5% x 70% = $3,500

A GLWB Participant who has severed service, but is not fully vested in the Plan may elect GAWs, if eligible pursuant to the terms of the Contract and the Plan.  The Benefit Base shall be reduced proportionately based on the vested Covered Fund Value with unvested Covered Fund Value returned to the Plan’s forfeiture account.

Numerical Example:

•    GLWB Participant information:

•                  $100,000 Benefit Base

•                  $60,000 Covered Fund Value

•                  GAWs start at age 62: 5%

•                  Vested percent at age 62: 50%

•    When GAWs start:

•                  Unvested Covered Fund Value is returned to Plan’s forfeiture account

•                  Unvested Covered Fund Value: 0.50% x $60,000 = $30,000

•                  Note: Covered Fund Value is reduced by 50%

•                  Benefit Base is adjusted proportionately to Covered Fund Value reduction:

•                  Benefit Base Adjustment: 0.50% x $100,000 = $50,000

•                  Note: New Benefit Base is $50,000

•                  GAWs start based on new Benefit Base:

•                  GAW = 5% x $50,000 = $2,500

5.10        PAYMENTS ON DEATH DURING WITHDRAWAL PHASE

If a GLWB Participant Dies After the Initial Installment Date as a Single Covered Person

If the GLWB Participant dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid.  The remaining Covered Fund Value shall be distributed to the Beneficiary in accordance with Plan provisions.  If permitted by the Plan, the GLWB Participant’s Beneficiary may elect to become a GLWB Participant to which event an initial Benefit Base shall be established and he or she will be subject to all terms and conditions of the Contract, the Plan and the Code.  Any election made by the Beneficiary is irrevocable.

If a GLWB Participant Dies After the Initial Installment Date while Second Covered Person is Living

Upon the death of an GLWB Participant after the Initial Installment Date, and while the second Covered Person is still living, the second Covered Person/Beneficiary may elect to become a GLWB Participant (if permitted by the Plan and the Code) and he or she will acquire all rights under the Contract and continue to receive GAWs based on the original GLWB Participant’s election.  Installments may continue to be paid to the surviving Covered Person based on the GAW% for joint Covered Persons in Section 5.01.   Installments will continue to be paid to the surviving Covered Person until his or her death and, upon death, the surviving Covered Person’s Beneficiary will receive any remaining Covered Fund Value.  Alternatively, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Participant pursuant to the provisions of Section 4.07.  In either situation the Ratchet Date will be the date the Account is established.

To the extent to that the Beneficiary becomes a GLWB Participant; he or she will be subject to all terms and conditions of the Contract, the Plan and the Code.

Any election made by the Beneficiary pursuant to this section is irrevocable.

SECTION 6: SETTLEMENT PHASE

6.01        CONTRACT RIGHTS AND BENEFITS

During the Settlement Phase, rights to receive Installments will continue but all other rights and benefits under the Contract will terminate.

6.02        FEES

The Guarantee Benefit Fee (described in Section 9) will not be deducted during the Settlement Phase.

6.03        INSTALLMENTS

Installments will continue in the same frequency as previously elected, and cannot be changed during the Settlement Phase.

6.04        QDROS DURING THE SETTLEMENT PHASE

If a Request in connection with a QDRO is approved during the Settlement Phase, Great-West will divide the Installment pursuant to the terms of the QDRO. Installments will continue pursuant to the lives of each payee.

6.05        DEATH DURING THE SETTLEMENT PHASE

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 7: BENEFIT BASE CAP

The Benefit Base may not exceed [$5 million].   Any value over [$5 million] will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee (described in Section 9).  A GLWB Participant may Transfer or Distribute any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base.  However, if the Covered Fund Value falls below [$5 million] based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Contract.

SECTION 8: REQUIRED MINIMUM DISTRIBUTION

RMDs made under this Contract will only be made in a manner consistent with Code section 401(a)(9).  It is GLWB Participant’s or Plan Sponsor’s responsibility to Request payments in accordance with the minimum distribution requirements.  Great-West is not responsible for any penalties resulting from a failure to Request timely payments in the proper amount.

Any RMDs during the Accumulation Phase shall be considered an Excess Withdrawal.

During the Withdrawal Phase, RMDs are not Excess Withdrawals if the Distribution made under the Contract causes the total Distributions to exceed GAW amount.   The Benefit Base will not be reduced for a RMD Installment to the extent that the RMD Amount is attributable to the Covered Fund.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount.

SECTION 9: GUARANTEE BENEFIT FEE

An annual fee (the “Guarantee Benefit Fee”) will be deducted from the GLWB Participant’s Covered Fund Value up to $5 million.  Any Covered Fund Value exceeding $5 million shall not factor into the Guarantee Benefit Fee calculation.  [One-twelfth] of the Guarantee Benefit Fee is deducted on a [monthly] basis in arrears.  Great-West reserves the right to change the frequency of the deduction, but will notify the GLWB Participant and Plan Sponsor in writing at least thirty (30) calendar days prior to the change.

The percentage amount of the Guarantee Benefit Fee will not be lower than 0.70% and not higher than 1.5% of Covered Fund Value.  Great-West shall inform the Plan Sponsor of the current percentage amount of the Guarantee Benefit Fee.  The Guarantee Benefit Fee will be divided by [twelve] on the date Great-West charges the fee.  The Guarantee Benefit Fee is withdrawn from the Covered Fund, and Great-West is authorized to cause the Plan trustee or custodian to remit the Guarantee Benefit Fee when due, if applicable.

The Guarantee Benefit Fee begins at the end of the month in which the Election Date falls; provided, however, the Guarantee Benefit Fee will be first assessed in the first month following the month in which the Election Date falls, if all of the following occur: (1) the Plan Sponsor causes any or all of its Plan Participants, Alternate Payees or Beneficiaries to invest in a Covered Fund, (2) the investment in the Covered Fund is concurrent with the Election Date, and (3) the investment in the Covered Fund occurs during the same month as the Contract Date due to a conversion from a previous provider. Great-West reserves the right to change the Guarantee Benefit Fee at any time and for any reason upon thirty (30) days written notice to the GLWB Participant and Plan Sponsor.  Any change to the fee will affect all assets in the Covered Fund(s).

If Great-West does not receive the Guarantee Benefit Fee for the GLWB attributed to a GLWB Participant, the GLWB attributed to such GLWB Participant will terminate as of the date such Guarantee Benefit Fee is due.  Other fees and charges applicable to the Plan may affect the Covered Fund Value.

The Guarantee Benefit Fee is not deducted during the GLWB Participant’s Settlement Phase.

SECTION 10: CONTRACT TERMINATION

Unless otherwise provided in this Contract, either Great-West or Plan Sponsor may terminate this Contract with advance written notice to the other party. The Contract termination date shall be the [seventy-fifth (75th)] day after the date written notice is received in the Administrative Offices in good order.  If the [seventy-fifth (75th)] day is not a Business Day, the Contract termination date shall be the Business Day immediately following the [seventy-fifth (75th)] day.  Prior to the Contract termination date, Great-West and Plan Sponsor may agree to an alternate Contract termination date.

If the Plan Sponsor Terminates the Contract

If the Plan Sponsor terminates the Contract, all benefits, rights, and privileges provided by this Contract, including without limitation, the GLWB, shall terminate; provided, however, that those benefits and rights conferred upon GLWB Participants in Settlement Phase at time of contract termination pursuant to Section 6 of the Contract shall remain in full force and effect as if the Contract had not been terminated.  With respect to such Participants, the following Sections of the Contract shall survive termination:  6.04, 6.05, 11.03, 11.04, 11.05, 11.06, 11.09, 11.10, 11.11 and 11.14.  If the Plan Sponsor terminates the Contract, the Plan Sponsor may not apply for a new contract until ninety (90) calendar days after the date of the most recent Contract termination.  In this event, the provisions in the previous Contract will no longer apply.

GLWB Participants who are not eligible to receive Distributions under the Plan or who are eligible to receive their Distributions but do not take a Distribution and rollover the Covered Fund Value to an IRA offering the GLWB as described below prior to Contract termination date, shall have the Benefit Base and Covered Fund Value reduced to zero and any and all other benefits provided under this Contract shall terminate on the Contract termination date.

If Great-West Terminates the Contract

If Great-West terminates the Contract, such termination will not adversely affect the GLWB Participant’s rights under this Contract, except that additional Contract Contributions may not be invested in the Covered Funds other than reinvested dividends and capital gains.

Other Termination

This Contract and the GLWB shall automatically terminate if: (i) the Plan Sponsor discontinues the use of a Great-West approved Covered Fund, (ii) Great-West is unable to collect the Guarantee Benefit Fee; or (iii) Great-West cannot effectively administer the GLWB.  Should the Contract terminate under this subsection, the Plan Sponsor, rather than Great-West, shall be treated as having terminated the Contract.

In the event of any Contract termination, any GLWB Participant who is eligible to receive Distributions under the Plan prior to the Contract termination date may elect a direct rollover of their Covered Fund assets to a Individual Retirement Account (“IRA”) that offers a Great-West approved GLWB feature, if available.   GLWB Participants who make this election will retain their Benefit Base from this Contract and their GAW, if applicable, as of the date of Distribution from the Covered Funds.  If the GLWB Participants choose to transfer their Covered Fund assets to any investment vehicle not offering a GLWB portability option, the GLWB Participant’s Benefit Base and GAW, if applicable, will be reduced to zero as of the date of the Distribution from the Covered Funds.

SECTION 11: GENERAL PROVISIONS

11.01      CONTRACT

Great-West has issued this Contract to Plan Sponsor in consideration of the application.

11.02      CERTIFICATE

Great-West shall issue to the Contractholder, for delivery by it to each Covered Person to whom Installments are being made during the Settlement Phase under this Contract, a certificate or other statement setting forth in substance the benefits, rights, and privileges to which such person is entitled under this Contract.

11.03      ENTIRE CONTRACT

This Contract, including the application, amendments, endorsements, letter agreements, specification page, if any, and or other riders, if any, constitutes the entire contract between Plan Sponsor and Great-West.

All statements in the application, in the absence of fraud, have been accepted as representations and not warranties.  Only the President, Vice-President, or the Secretary of Great-West, or their authorized designees, can agree on behalf of Great-West to modify any provisions of this Contract.

One or more provisions of this Contract may be clarified by letter agreement, amendment, or other writing executed by both Great-West and the Plan Sponsor.

11.04      CONTRACT MODIFICATION

Great-West may modify this Contract from time to time to conform it to changes in tax or other law, including applicable regulations and rulings, without consent of Plan Sponsor or any other person.  Great-West will provide notice and a copy of any such modification to Plan Sponsor as soon as reasonably practicable.

Plan Sponsor and Great-West may, by written agreement, make other modifications to this Contract, subject to the approval of the appropriate state department of insurance, if applicable.  No such modification will, without the written consent of Plan Sponsor, affect the terms, provisions, or conditions of this Contract, which are or may be applicable to Contract Contributions made prior to the date of such modification.

11.05      MODIFICATION OF COVERED FUNDS

Great-West may, without the consent of the Plan Sponsor, offer a new Covered Fund(s) or cease offering a Covered Fund(s).  Great-West will notify the Plan Sponsor whenever the Covered Funds are changed.  Absent different instructions from the Plan, Great-West shall complete the allocations between the Covered Fund(s) as disclosed in the notice as of the effective date of the change.  Such allocation will remain in effect until the date Great-West receives a Request for a different allocation.

11.06      PLAN PROVISIONS

In all cases, the Plan document shall determine (subject to the Code) the specific features of the Plan, which may include the availability of certain types of investment options, distributions, loans, and other features allowed but not mandated by the Code. Any provision of this Contract which relates to a feature that conflicts with the Plan shall not apply.

11.07      NON-PARTICIPATING

This Contract is Non-Participating.  Neither the Plan Sponsor nor the Contractholder is eligible to share in Great-West’s divisible surplus.

11.08      CURRENCY AND CONTRACT CONTRIBUTIONS

All amounts to be paid to or by Great-West must be in currency of the United States of America.  All Contract Contributions to this Contract must be made payable to Great-West or to a designee acceptable to Great-West.

11.09      NOTICES OR OTHER COMMUNICATIONS

Any notice or demand by Great-West to or upon Plan Sponsor, any GLWB Participant, Covered Person or other person, if applicable, may be given by mailing it to that person’s last known address as stated in Great-West’s file through the United States Postal Service or last known email address or facsimile number on file.

An application, report, Request, election, direction, notice or demand by Plan Sponsor, GLWB Participant or other Covered Person(s), if applicable, will be made in a form satisfactory to Great-West.  When Great-West requires it, Plan Sponsor will obtain the signature of the GLWB Participant on forms provided by Great-West.  Great-West must first approve any written materials developed by any other person describing this Contract.

11.10      DISCLAIMER

Nothing contained in this Contract shall be construed to be tax or legal advice, and Great-West assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by the Plan, Plan Sponsor, Contractholder, any GLWB Participant, Covered Person or any other person, if applicable, arising out of a determination of liability.  Great-West shall not be held liable for the negligence, willful misconduct, or failure to perform of any third party.

11.11      REPRESENTATIONS

Great-West shall be entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by the Contractholder, Plan Sponsor, GLWB Participants, Alternate Payees, Covered Persons, Beneficiaries or their respective agents, and such acts shall be conclusive and binding as to all persons or corporations claiming an interest hereunder.

11.12      NON-WAIVER

Great-West may, in its sole discretion, elect not to exercise a right, privilege, or option under the Contract.  Such election shall not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor shall it constitute a waiver of any provision of the Contract.

11.13      APPLICABLE TAX

An Applicable Tax may be assessed on the Covered Fund Value or any Distribution, based on applicable state law during the term of the Contract.

11.14      INFORMATION

The Plan Sponsor shall furnish all information that Great-West may reasonably require for the administration of this Contract.  Great-West shall not be responsible for any obligation under this Contract until it receives all requested information in a form acceptable to Great-West.

11.15      ROLLOVERS

If the payee of an eligible rollover Distribution elects to have the Distribution paid directly to a specified eligible retirement plan, as defined in Code section 402(c)(8)(B), then the Distribution will be paid to that eligible retirement plan in a direct rollover.  Required de minimis Distributions under the Plan, if any, will be sent to the IRA provider selected by the Contractholder.  A rollover Distribution may reduce the Benefit Base to zero.

SECTION 12: ANNUITY PAYMENT OPTIONS

12.01      EFFECT OF ANNUITIZATION

If the GLWB Participant elects to annuitize, if permitted by the Plan, the GLWB will terminate for those Covered Fund assets and all previously incurred fees will not be refunded.

12.02      ANNUITY PAYMENT OPTIONS

If, based upon information provided by Plan Sponsor, the GLWB Participant is entitled to a Distribution under the applicable terms and provisions of the Plan and the Code sections governing the Plan, all or a portion of an Account may be applied to an annuity payment option selected by the GLWB Participant, so long as the requirements of Code section 401(a)(9) are met.  Thereafter, this Contract shall no longer be applicable with respect to amounts in the annuity payment option.

The amount to be applied to an annuity payment option is: (i) the portion of the vested Account value elected by GLWB Participant, less (ii) Applicable Tax, if any, less (iii) any fees and charges described in the Contract.

The minimum amount that may be applied under the elected annuity option is $[5,000].  If any payments to be made under the elected annuity payment option will be less than $[50], Great-West may make the payments in the most frequent interval that produces a payment of at least $[50].

Great-West will issue a certificate or other statement setting forth in substance the benefits, rights, and privileges to which such person is entitled under this Contract, to each Annuitant describing the benefits payable under the elected annuity payment option.

12.03      ELECTION OF ANNUITY OPTIONS

An Annuitant is required to elect an annuity payment option.  The Annuitant must Request an annuity payment option or change an annuity payment option no later than thirty (30) days prior to the Annuity Commencement Date elected by the GLWB Participant.

To the extent available under the Plan, the available annuity payment options are:

Income for Single Life Only

Income for Single Life with Guaranteed Period

Income for Joint Life Only

Income for Joint Life with Guaranteed Period

Income for a Specific Period

Any other form of annuity payment permitted under the Plan, if acceptable to Great-West.

The annuity option that will always be available is the Income for Single Life Only Annuity.  If this annuity option is elected, Great-West will make payments to the Annuitant at a frequency specified in the annuity certificate or other statement for the duration of the Annuitant’s lifetime.  Payments will cease pursuant to the terms of the certificate or other statement.

Annuity purchase rates will be the same rates that are available for a single premium immediate annuity currently offered by Great-West at the time of annuitization.

SECTION 13: MISSTATEMENT OF AGE OR DEATH

Great-West may require adequate proof of the age and death of Annuitant or GLWB Participant before processing a Request for GAWs and annuity payments.  If the age of the Annuitants or GLWB Participant/Covered Person(s) has been misstated, the Installment or annuity payment established for he or she will be made on the basis or his or her correct age.

If Installments or annuity payments made were too large because of a misstatement of age, Great-West may deduct the difference from the next payment or payments with interest.  If payments were too small, Great-West may add the difference to the next payment with interest.  Any interest payable will be made at the rate required by law.